Exhibit 23.2

AWARENESS LETTER FROM GUMBINER SAVETT INC.

The Board of Directors

theMaven Network, Inc.

We have reviewed in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial statements of theMaven Network Inc. (the “Company”) for the period from July 22, 2016 (inception) through September 30, 2016, and have issued our report dated November 3, 2016. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We are aware that our report referred to above is included in the Current Report on Form 8-K filed by Integrated Surgical Systems, Inc. Pursuant to Rule 436(c) under the Securities Act (the “Act”), the report referred to above is not considered a part of the Current Report, and is not a report within the meaning of Sections 7 and 11 of the Act.

/s/ Gumbiner Savett Inc.

November 4, 2016

Santa Monica, California